Exhibit (k)(9)

CONTRIBUTION AGREEMENT, dated as of May 23, 2013 (this Agreement), between CM FINANCE LLC, a Delaware limited liability company and sole shareholder (the Sole Shareholder) of CM Finance SPV Ltd., and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, as trustee on behalf of the Secured Parties (the Trustee).

WHEREAS:

A. CM Finance SPV Ltd. (the Issuer) is party to an Indenture dated as of May 23, 2013 (as amended from time to time, the Indenture) between the Issuer and State Street Bank and Trust Company as trustee (the Trustee) pursuant to which the Issuer shall issue Notes to the Holders.

B. To induce the Holders to purchase the Notes, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sole Shareholder has agreed to make capital contributions to the Issuer in the circumstances described herein. Accordingly, the parties hereto agree as follows:

Interpretation

1. Capitalized terms used but not defined herein have the respective meanings given to such terms in the Indenture. In addition, as used herein, the following terms have the following respective meanings:

Contribution Amount, with respect to any Contribution Event, has the meaning given to such term in the definition of “Contribution Event”.

Contribution Event means, with respect to any date of determination, the giving of notice by the Trustee to the Sole Shareholder pursuant to Section 10.3(c) of the Indenture that the aggregate Administrative Expenses payable at any time during a particular Monthly Period has exceeded, or will exceed, the sum of Cash and Eligible Investments then credited to the Expense Account and of the amount of such actual or expected shortfall (such shortfall, the Contribution Amount).

Contribution of Additional Capital

2.	(a) With respect to each Contribution Event that occurs during the period from (and including) the Closing Date to (and including) the date on which all of the Notes have been repaid in full, the Sole Shareholder hereby irrevocably commits to contribute additional capital to the Issuer in USD Cash by wire transfer in immediately available funds in an amount equal to the applicable Contribution Amount.

(b)	[reserved]

(c)	Each contribution obligation pursuant to Section 2(a) shall be paid to the Expense Account by no later than 4:00 p.m. (New York City time) on the first Business Day following the Sole Shareholder’s receipt of notice of such Contribution Event.

Representations and Warranties

3. Each party hereto hereby represents and warrants to the other party as of the date hereof as follows:

(i) Status. It is duly organized and validly existing under the law of the jurisdiction of its organization or incorporation and, if relevant under such law, in good standing.

(ii) Powers. It has the power and authority to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and such other documentation and has taken all necessary action to authorize such execution, delivery and performance.

(iii) No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its property or any contractual restriction binding on or affecting it or any of its property.

(iv) Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(v) Obligations Binding. This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, rehabilitation, conservation, moratorium or similar laws affecting rights of its creditors generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(vi) Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its subsidiaries any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.

4. The Sole Shareholder continuously represents to the Trustee and the Valuation Agent that it is the sole shareholder of the Issuer.

Covenants

5. Each party will from time to time execute and deliver such further documents and do such other acts and things as the other party, the Trustee or the Valuation Agent may reasonably request in order fully to effect the purposes of this Agreement.

6. The Sole Shareholder agrees not to cause the filing of a petition in bankruptcy against or on behalf of the Issuer until the payment in full of all Notes issued under the Indenture and the expiration of a period equal to one year and a day, or, if longer, the applicable preference period plus one day, following such payment.

7. The Sole Shareholder agrees to not make any election or take any action, or cause the Issuer to make or take such an election or action, that would cause the Issuer to be treated as an association taxable as a corporation for U.S. Federal income tax purposes.

8. The Sole Shareholder agrees to not transfer any shares in the Issuer or cause the Issuer to register a transfer of any shares if such transfer would cause the Issuer to have more than one owner for U.S. Federal income tax purposes or otherwise would cause the Issuer to be treated other than as disregarded as an entity separate from the Sole Shareholder.

Acknowledgement, agreement and consent

9.	(a) The Sole Shareholder acknowledges, agrees and consents, in connection with Section 15.1(h) of the Indenture, to the assignment described therein and the Sole Shareholder agrees to perform the provisions of the Indenture applicable to the Sole Shareholder subject to the terms of this Agreement.

(b)	The Sole Shareholder acknowledges and agrees that the Issuer is assigning all of its right, title and interest in, to and under this Agreement to the Trustee as representative of the Holders of the Notes and agree that all of the representations, covenants and agreements made by the Sole Shareholder in this Agreement are also for the benefit of the Trustee.

(c)	The Sole Shareholder will not enter into any agreement amending, modifying or terminating this Agreement (other than an amendment to correct inconsistencies, typographical or other manifest errors, defects or ambiguities) except with the prior written consent of the Valuation Agent and each Holder.

Withholding Taxes

10. If the Sole Shareholder is required to deduct or withhold from any contribution any tax that it would not have been required to deduct or withhold had it received appropriate tax certifications, then the Sole Shareholder will pay an amount equal to such shortfall to the Issuer. Upon the making of any such payment, each of the parties hereto agrees that the Sole Shareholder will be fully subrogated to the rights of the Issuer to receive any tax refund or other similar payment with respect to such withholdings or deductions, and any such amounts (if and when received by the Issuer) shall be promptly paid to the Sole Shareholder, free and clear of the lien of the Indenture.

Waiver; Survival

11.	(a) No failure on the part of either party or any third party beneficiary hereof to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(b)	The obligations of the parties under this Agreement will survive the repayment of any Contribution Amount until the payment in full of the Notes.

(c)	This Agreement shall terminate on such date that the Notes have been repaid in full.

Notices

12. All notices and other communications in respect of this Agreement (including, without limitation, any modifications of, or requests, waivers or consents under, this Agreement) shall be given or made to a party at its address specified in Section 14.3 of the Indenture. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service, by facsimile in legible form or by e-mail transmission to any address previously furnished in writing to the other parties hereto and third party beneficiaries hereof by a party hereto.

Amendments; Successors; Assignments

13.	(a) No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by e-mail (PDF) or facsimile transmission) and executed by each of the parties with the prior written consent of the Valuation Agent.

(b)	This Agreement (and each amendment, modification and waiver in respect of this Agreement) may be executed and delivered in counterparts (including by e-mail (PDF) or facsimile transmission), each of which will be deemed an original.

(c)	This Agreement shall be binding upon and inure to the benefit of the Sole Shareholder and the Trustee and their respective successors and permitted assigns.

(d)	Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party and the Valuation Agent, except as provided in the Indenture. Any purported transfer that is not in compliance with this Section 11 will be void.

Governing Law; Submission to Jurisdiction; Etc.

14.	(a) Governing Law. This Agreement, shall be construed in accordance with, and this Agreement and any matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise), shall be governed by, the law of the State of New York.

(b)	Submission to Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement (Proceedings), each party irrevocably (i) submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in New York City and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party. Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

Waiver of Jury Trial

15. EACH OF THE SOLE MEMBER AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

Contributions

16. Each of the parties hereto acknowledge and agree that this Agreement is not a contract (i) to issue a security of the Issuer or (ii) to make a loan or to extend other debt financing or financial accommodations to or for the benefit of the Issuer, as referenced in Section 365(e)(2)(B) of the United States Bankruptcy Code, as amended. Each of the Trustee, on behalf of the Secured Parties, and the Sole Shareholder, on behalf of itself, further acknowledges and agrees that the transactions contemplated by this Agreement are made for reasonably equivalent value. The Sole Shareholder represents to the Trustee and to the third party beneficiaries hereof that neither the Issuer nor the Sole Shareholder is insolvent at this time, will not be rendered insolvent by this Agreement and do not intend by the transactions contemplated in this Agreement to incur debts beyond their ability to repay those debts.

Severability

17. If any term, provision, covenant or condition of this Agreement, or the application thereof to any party hereto or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Agreement, as the case may be, so long as this Agreement, as the case may be, as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Agreement, as the case may be, will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.

Benefits of Agreement

18. Each of the Issuer and the Valuation Agent shall be an express third party beneficiary of (i) each agreement, covenant and obligation in this Agreement (including, without limitation, any right to make a determination, receive a notice, report or certificate, make a request, give consent or direct a disposition expressed as being exercisable by the Issuer or Valuation Agent hereunder) and (ii) the representations, warranties and covenants made under Sections 3, 4, 5 and 6 hereof. Nothing in this Agreement, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Issuer and the Valuation Agent, any benefit or any legal or equitable right, remedy or claim under this Agreement.

- signature page follows -

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

CM FINANCE LLC,
as Sole Shareholder
By: CM Investment Partners, LP, as Manager

By:	/s/ Christopher E. Jansen
Name:	Christopher E. Jansen
Title:	Co Chief Investment Officer

Contribution Agreement - Signature Page

STATE STREET BANK AND TRUST COMPANY, as Trustee

By:	/s/ Brian Peterson
Name:	Brian Peterson
Title:	Vice President

Contribution Agreement - Signature Page

Acknowledged by the following as a third party beneficiary:

UBS AG, LONDON BRANCH, as Valuation Agent

By:	/s/ Keith Lee
Name:	Keith Lee
Title:	Authorized Signatory

By:	/s/ Yosmala Sasamura
Name:	Yosmala Sasamura
Title:	Authorized Signatory

Contribution Agreement - Signature Page

EXECUTION VERSION

May 23, 2013

CM FINANCE LLC,

(as Sole Shareholder)

and

STATE STREET BANK AND TRUST COMPANY,

(as Trustee)

CONTRIBUTION AGREEMENT